    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1999

                                                      REGISTRATION NO. 333-67629
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               AVANT! CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                            94-3133226
  (State or Other Jurisdiction       (I.R.S. Employer Identification
      of Incorporation or                        Number)
         Organization)

                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 GERALD C. HSU
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                         ROBERT V. GUNDERSON, JR., ESQ.
                            STEVEN M. SPURLOCK, ESQ.
                           ANTHONY J. MCCUSKER, ESQ.
                            GUNDERSON DETTMER STOUGH
                      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 321-2400
                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY   , 1999

                                1,256,005 SHARES
                               AVANT! CORPORATION
                                  COMMON STOCK

                               ------------------

    The selling stockholders of Avant! Corporation listed on pages 15-18 of this prospectus are offering and selling 1,256,005 shares of Avant! common stock under this prospectus.

    The selling stockholders obtained their shares of Avant! common stock on November 13, 1998, by virtue of a merger of interHDL, Inc. with and into Artemis Merger Corporation, a wholly-owned subsidiary of Avant!.

    The selling stockholders may offer their Avant! stock through public or private transactions, on or off The Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

    The common stock is traded on The Nasdaq National Market under the symbol "AVNT." On January 21, 1999, the closing bid price of the common stock on The Nasdaq National Market was $23.25 per share.

                            ------------------------

The shares of Avant! common stock offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                The date of this Prospectus is January   , 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Business of Avant!.........................................................................................           3

Risk Factors...............................................................................................           4

Forward Looking Statements.................................................................................          14

Use of Proceeds............................................................................................          14

Selling Stockholders.......................................................................................          15

Plan of Distribution.......................................................................................          19

Description of Capital Stock...............................................................................          19

Legal Matters..............................................................................................          22

Experts....................................................................................................          22

Where You Can Find More Information........................................................................          23

                             THE BUSINESS OF AVANT!

    At Avant!, we develop, market and support computer software for integrated circuit design automation--also known as electronic design automation. This software is used for the design of integrated circuits, particularly integrated circuits that are extremely small, or with "submicron"-sized (smaller than 1 micron) and "deep submicron"-sized features (smaller than 0.5 micron). Our products are used in the design of a variety of integrated circuits, including microprocessors, memory chips and application-specific integrated circuits. Compared to previous generations of integrated circuit design automation software, our products offer improved time to market, reduced development and manufacturing costs and enhanced integrated circuit performance. End users of our products include a number of leading electronics companies, such as Matsushita, Motorola, National Semiconductor, Fujitsu, Toshiba, Mitsubishi, Hitachi, Samsung and Sony.

    Our principal executive offices are located at 46871 Bayside Parkway, Fremont, California 94538, and our telephone number is (510) 413-8000.

                            ------------------------

     This prospectus includes trademarks of Avant! and other corporations.

                            ------------------------

                                  RISK FACTORS

LITIGATION RISK

    Avant! and its subsidiaries are engaged in various litigation matters, including: a civil action brought by Cadence Design Systems, Inc.; the criminal indictment of Avant! and certain of its employees, officers and directors; securities class action claims stemming from the Cadence litigation and the criminal indictment; civil actions brought by Silvaco Data Systems, Inc.; a civil action brought by Katherine Ngai Pesic and Ivan Pesic; and a civil action brought by Microunity Systems Engineering, Inc. The pending litigation against Avant! and any future litigation against Avant! or its employees, regardless of the outcome, may result in substantial costs and expenses and significant diversion of effort by Avant!'s management. These various matters could seriously harm Avant!'s business, financial condition and results of operations.

    - CADENCE LITIGATION.

    On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain of Avant!'s employees who were formerly Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of Avant!'s place and route products from Cadence, and that Avant! has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that Avant! induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. Trial has been scheduled for October 12, 1999.

    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence is seeking to enjoin the sale of Avant!'s place and route products pending trial of the action. On December 19, 1997, the District Court entered an injunction against continued sales or licensing of any product or work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, Avant!'s ArcCell products. The injunction also barred Avant! from possessing or using any copies or any portion of the source code or object code for ArcCell or any other product, to the extent that portion is copied or derived from Cadence's Design Framework II. (Avant! had stopped selling or licensing ArcCell products or code in mid 1996.) On December 7, 1998, the District Court entered an injunction against Avant! prohibiting Avant! from directly or indirectly marketing, selling, leasing, licensing, copywriting or transferring the Aquarius, Aquarius XO and Aquarius BV products. The injunction permits Avant! to support until February 5, 1999 customers who are currently utilizing an Aquarius product. The injunction also prohibits Avant! from marketing, selling, leasing, licensing, copying or transferring any translation code for an Aquarius product that infringes any protected right of Cadence. With certain exceptions related to the pending litigation, beginning February 5, 1999, the injunction prohibits Avant! from possessing or using any copies of any portion of the source code or object code for the Aquarius products to the extent that such portion is copied or derived from the Design Framework II product of Cadence. The injunction further includes certain notice and reporting requirements to be fulfilled by Avant!. The preliminary injunction against Avant!'s Aquarius products could seriously harm Avant!'s business, financial condition and results of operations.

    On January 16, 1996, Avant! filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, Avant! stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. Avant! refiled its counterclaim on January 29, 1998.

    Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, Avant!'s defenses are unsuccessful, Avant! may ultimately be permanently enjoined from selling certain place and route products and may be required to pay monetary damages to Cadence. In addition, upon further consideration by the District Court, Avant! could be preliminarily enjoined from selling its Apollo place and route products. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant!'s common stock. Accordingly, an adverse judgement, if granted on any claim, would seriously harm Avant!'s business, financial position and results of operations. Furthermore, it is possible that Avant!'s relationships with its customers and/or partners will be seriously harmed in the future as a result of the Cadence litigation.

    - CRIMINAL INDICTMENT.

    On December 16, 1998, after a grand jury investigation, the Santa Clara County District Attorney's office filed a criminal indictment alleging felony level offenses related to the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit against, among others, Avant! and the following current or former employees and/or directors of Avant!:

    - Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors;

    - Y. Eric Cho, a former officer and former member of Avant!'s Board of Directors;

    - Y. Z. Liao, Corporate Fellow;

    - Stephen Wuu, CEO Staff Operations;

    - Leigh Huang, former marketing manager;

    - Eric Cheng, Research and Development Manager; and

    - Mike Tsai, a former officer and former member of Avant!'s Board of Directors.

    The indictment charges the defendants listed above with conspiring to commit trade secret theft, trade secret theft, inducing the theft of a trade secret, conspiracy to commit fraudulent practices in connection with the offer or sale of a security and fraudulent practices in connection with the offer or sale of a security. The criminal indictment could result in additional defense costs and criminal fines against Avant!, as well as the potential incarceration of certain members of its management team and board of directors. Such outcomes would seriously harm Avant!'s business, financial condition and results of operations and may also result in canceled or postponed orders, increased future expenditures, the loss of management and other key personnel, additional stockholder litigation and loss of goodwill.

    - SILVACO LITIGATION.

    In March 1993, Meta Software Inc., which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant!, filed a complaint in the Superior Court of California for Santa Clara County against Silvaco Data Systems, Inc. seeking monetary damages and injunctive relief. In August 1995, Silvaco filed a cross-complaint against Meta and Shawn Hailey, then the President and Chief Executive Officer of Meta, alleging, among other things, that Meta owed Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. In November 1997, a judgment in the aggregate amount of $31.4 million was entered against Avant!. Avant! filed appeals on its own behalf and on behalf of Mr. Hailey. If Avant!'s appeal is unsuccessful, Avant! will be required to pay substantial monetary damages to Silvaco. Payment of the damages previously awarded, and damages which may be awarded in the future, would seriously harm Avant!'s business, financial condition and results of operations.

    On March 31, 1998, Silvaco filed an additional lawsuit, against Avant! and Roy Jewell, Avant!'s CEO Staff, Corporate Development, in the Superior Court of California for Santa Clara County. The lawsuit alleges causes of action for defamation, negligent and intentional interference with economic advantage, unfair competition, Lanham Act violations and consumer fraud. Silvaco is seeking $20 million in compensatory damages, punitive damages and an injunction. Avant! believes it has defenses to these claims and intends to defend itself vigorously. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to Silvaco, and such a judgment would seriously harm Avant!'s business, financial condition and results of operations.

    - PESIC LITIGATION.

    In September 1996, Katherine Ngai Pesic and Ivan Pesic commenced an action in the Superior Court of California for Santa Clara County naming as defendants Avant! (as successor in interest to Meta), Shawn Hailey, Meta's former Chief Executive Officer, and Thomas N. White, Jr. and George S. Cole, both of whom were Meta's former counsel in the Meta v. Silvaco matter discussed above. The action asserts claims for invasion of privacy under California common law and the California Constitution and seeks compensatory and punitive damages. Avant! believes it has defenses to these claims and intends to defend itself vigorously. In the event that Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the plaintiffs, and such a judgment could seriously harm Avant!'s business, financial condition and results of operations.

    - MICROUNITY LITIGATION.

    On October 14, 1997, Microunity Systems Engineering, Inc. filed in the United States District Court for the Northern District of California a complaint against Precim Corporation. Precim was a wholly owned subsidiary of Technology Modeling Associates, Inc. which was acquired by Avant! in January 1998. This lawsuit alleges liability for patent infringement, unfair competition and tortious interference with prospective economic advantage. The action requests unspecified monetary damages and an injunction against Precim. Precim has answered the complaint and filed counterclaims against Microunity seeking a declaration that the patents at issue are invalid and that Precim does not infringe. Trial has been scheduled for September 20, 1999. Avant! believes it has defenses to these claims and intends to defend itself vigorously. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to Microunity, and such a judgment could seriously harm Avant!'s business, financial condition and results of operations.

    - SECURITIES CLASS ACTION CLAIMS.

    On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against Avant!. This lawsuit alleges certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim, described above. In addition, on May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a class action lawsuit alleging securities claims on behalf of purchasers of Avant!'s stock between March 29, 1996 and April 11, 1997, the date of the filing of a criminal complaint against Avant! and six of its employees and/or officers. Plaintiff alleges that Avant! and its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. The District Court has granted Avant!'s motion to coordinate the Hoffman action for pretrial purposes with the earlier-filed Margetis action. Avant! believes it has defenses to these securities class action claims, and intends to defend itself vigorously. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the securities class action plaintiffs, and such a judgment would seriously harm Avant!'s business, financial condition and results of operations.

UNCERTAINTY RELATING TO INTEGRATION OF MULTIPLE OPERATIONS AND PRODUCT LINES

    Avant! has recently acquired interHDL, Inc. and ACEO Technology, Inc. The integration of interHDL's and ACEO's business and personnel presents difficult challenges for Avant!'s management. While Avant!'s management believes that the combination of Avant!, interHDL and ACEO can be effected in a manner that will realize the value of the combined entities, it is possible that Avant!'s management will not effectively manage these business combinations to realize the anticipated synergies.

    Avant! acquired interHDL and ACEO, among other reasons, to acquire the existing technology of these companies, including technology under development. Avant! and its newly acquired companies each have different systems and procedures in various operational areas that must be integrated. Avant! may not be successful in completing such integration effectively, expeditiously or efficiently. The difficulties of such integration may be increased by the necessity of coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration of certain operations will require the dedication of management resources, temporarily distracting attention from Avant!'s day-to-day business. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during the integration process. Accordingly, Avant! may not be able to retain all of its key technical, sales and other key personnel. Avant!'s failure to effectively integrate its operations with its newly acquired companies could seriously harm Avant!'s business, financial condition and results of operations.

RISKS ASSOCIATED WITH MANAGING AN EXPANDING BUSINESS

    Avant! has experienced periods of rapid growth and significant expansion of its operations that have placed a significant strain upon its management systems and resources. In addition, Avant! has recently hired a significant number of employees, and plans to further increase its total headcount. Avant! also plans to expand the geographic scope of its customer base and operations. This expansion has resulted and will continue to result in substantial demands on Avant!'s management resources. Avant!'s ability to compete effectively and to manage future expansion of its operations, if any, will require Avant! to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. Avant! may not be successful in addressing such risks, and the failure to do so would seriously harm Avant!'s business, financial condition and results of operations.

RISKS ASSOCIATED WITH THE LOSS OF KEY PERSONNEL

    Avant!'s future operating results depend in significant part upon the continued service of key management and technical personnel. Several of Avant!'s key personnel have been criminally indicted on charges relating to the matters underlying the pending litigation between Avant! and Cadence. If any of the individuals criminally indicted are found guilty and incarcerated or are otherwise unable to continue to provide services to Avant!, its business, financial condition and results of operations could be seriously harmed. See "--Litigation Risk." In addition, few of Avant!'s employees are bound by employment or non-competition agreements, and due to the intense competition for such personnel, as well as the uncertainty caused by the integration of Avant!'s businesses and pending litigation, it is possible that Avant! will fail to retain such key technical and managerial personnel. Moreover, there are only a limited number of qualified integrated circuit design automation engineers, and competition for such individuals is intense. If Avant! is unable to attract, hire and retain qualified personnel in the future, the development of new products and the management of Avant!'s increasingly complex business would be impaired. This would seriously harm Avant!'s business, operating results and financial condition.

RISKS ASSOCIATED WITH INTENSELY COMPETITIVE INDUSTRY

    The integrated circuit design automation software market in which Avant! competes is intensely competitive and subject to rapid change. Avant! currently faces competition from major integrated circuit design automation vendors, including Cadence, which currently holds a dominant share of the market for integrated circuit physical design software, Synopsys, Inc. and Mentor Graphics Corporation. Avant! may not be able to maintain a competitive position against these competitors. This is particularly true because each of these companies has a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Avant!. In addition, each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than Avant!. These competitors also have established relationships with current and potential customers of Avant!, and they can devote substantial resources aimed at preventing Avant! from enhancing relationships with existing customers or establishing relationships with potential customers. Moreover, the integrated circuit design automation software industry is undergoing a trend toward consolidation that is expected to result in large, more financially flexible competitors with a broad range of product offerings. Alliances among competitors could present particularly formidable competition to Avant!. Furthermore, because there are relatively low barriers to entry in the software industry, Avant! expects additional competition from other established and emerging companies. Avant! also competes with the internal integrated circuit design automation development groups of its existing and potential customers, many of whom design and develop customized design tools for their particular needs and therefore may be reluctant to purchase products offered by independent vendors, such as Avant!. Avant!'s current or potential competitors may develop products comparable or superior to those developed by Avant! or adapt more quickly than Avant! to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could seriously harm Avant!'s business, operating results or financial condition. Avant! may be unable to compete successfully against current and future competitors, and competitive pressures faced by Avant! could seriously harm Avant!'s business, operating results and financial condition.

    Avant! believes that it competes favorably with respect to the principal competitive factors on which it competes which include:

    - First to market capabilities;

    - Product performance;

    - Price;

    - Support of industry standards;

    - Ease of use; and

    - Customer technical support and service.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    We are unable to accurately forecast our future revenues primarily because of the emerging nature of the market in which we compete and because of the unpredictability of the various litigation matters to which we are a party. Our revenues and operating results generally depend on the size, timing and structure of significant licenses. These factors have historically been, and are likely to continue to be, difficult to forecast. In particular, we have adopted a flexible pricing strategy pursuant to which we offer both perpetual and time-based software licenses to customers, depending on customer requirements and financial constraints. Because each time-based license may have a different structure and could be subject to cancellation, future revenue received under these licenses is unpredictable. In addition, our current and future expense levels are based largely on our operating plans and estimates of future revenues and are, to a large extent, fixed. We may be unable to adjust spending sufficiently quickly to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would seriously harm our business, financial condition and results of operations. Such shortfalls in our revenue or operating results from levels expected by public market analysts and investors could seriously harm the trading price of our common stock. Additionally, we may not learn of such revenue shortfalls, earnings shortfalls or other failure to meet market expectations until late in a fiscal quarter, which could result in an even more immediate and serious harm to the trading price of our common stock.

    Our quarterly operating results have varied, and it is anticipated that our quarterly operating results will vary, substantially from period to period depending on various factors, many of which are outside our control. Factors that could affect our quarterly operating results include:

    - The outcome of the litigation described in the "Risk Factors--Litigation Risk" section;

    - Increased competition;

    - The size, timing and structure of significant licenses;

    - The length of our sales cycle;

    - The timing of revenue recognition under our time-based license agreements;

    - The timing of new or enhanced product announcements, introductions, or delays in the introductions of new or enhanced versions of our products;

    - The timing of new or enhanced product announcements or the introduction of new or enhanced products by our competitors;

    - Changes in pricing policies by us or our competitors;

    - Market acceptance of new and enhanced versions of our products;

    - Conditions in the semiconductor and electronics industries;

    - Cancellation of time-based licenses or maintenance agreements;

    - The unavailability of technology of third parties;

    - The mix of direct and indirect sales;

    - Changes in operating expenses;

    - Changes in our strategy;

    - Personnel changes;

    - Economic conditions in the Asian and other markets;

    - Our ability to continue to market our products in Asian and other markets;

    - Foreign currency exchange rates; and

    - General economic factors.

    Due to the foregoing factors, we cannot predict with any significant degree of certainty our quarterly revenue and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance.

POTENTIAL VOLATILITY OF STOCK PRICE

    The trading price of Avant!'s common stock has fluctuated significantly in the past, and the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to such factors as:

    - The outcome of the litigation described in the "Risk Factors--Litigation Risk" section;

    - Actual or anticipated fluctuations in Avant!'s operating results;

    - Announcements of technological innovations and new products by Avant! or its competitors;

    - New contractual relationships with strategic partners by Avant! or its competitors;

    - Proposed acquisitions by Avant! or its competitors; and

    - Financial results that fail to meet public market analyst expectations of performance.

    In addition, the stock market in general, and The Nasdaq National Market and the market for technology companies in particular has experienced extreme price and volume fluctuations that have often been related or disproportionate to the operating performance of such companies. These broad market and industry factors may seriously harm the market price of Avant! common stock in future periods.

DEPENDENCE UPON A LIMITED NUMBER OF PRODUCTS

    During each of the fiscal years 1994-1997 Avant! derived substantially all of its total revenue from the licensing and support of the following products:

    - Aquarius (our cell-based place and route software product);

    - Apollo (our successor product to Aquarius);

    - Hercules (our hierarchical physical verification software product);

    - Star-Hspice (our circuit simulator);

    - Star-Sim (our high-capacity circuit simulation and high-accuracy timing analysis software); and

    - Polaris (our Verilog simulation product).

    Absent any adverse results from existing litigation, Avant! currently expects that these products will continue to account for a significant portion of its revenue for the foreseeable future. As a result, Avant!'s business, operating results and financial condition are significantly dependent upon the continued market acceptance of these products and upon Avant!'s ability to continue to sell, license and support each of these products.

    Avant! believes that a number of conditions are necessary for continued market acceptance of our products. These conditions include:

    - Satisfactory performance of Avant!'s existing products;

    - Successful development of advanced features;

    - Easy adaptability into the user's design environment;

    - Continued demonstration of Avant!'s technical, managerial, service and support expertise; and

    - The customer's assessment of Avant!'s financial resources.

    A decline in demand for Avant's existing products as a result of competition, technological change or other factors, or Avant!'s failure to successfully market such products or any new or enhanced products on a profitable basis, could seriously harm Avant!'s business, financial condition and results of operations.

SUBSTANTIAL DEPENDENCE ON INTERNATIONAL SALES

    International revenue, principally from Asian customers, accounted for approximately 32%, 34%, 44% and 20% of Avant!'s total revenue in 1995, 1996, 1997 and the first nine months of 1998, respectively. Avant! expects that international license and service revenue, particularly in Asia, will continue to account for a significant portion of its total revenue. Avant!'s international business activities are subject to a variety of potential risks, including:

    - The impact of recessionary environments in foreign economies;

    - Longer receivables collection periods and greater difficulty in accounts receivable collection;

    - Difficulties in staffing and managing foreign operations;

    - Political and economic instability;

    - Unexpected changes in regulatory requirements;

    - Reduced protection of intellectual property rights in some countries; and

    - Tariffs and other trade barriers.

    Currency exchange fluctuations in countries in which Avant! licenses its products could also seriously harm Avant!'s business, financial condition and results of operations by resulting in pricing that is not competitive with products priced in local currencies. Furthermore, Avant! many not be able to continue to price its products and services internationally in U.S. dollars because of changing sovereign restrictions on importation and exportation of foreign currencies as well as other practical considerations. In addition, the laws of certain countries do not protect Avant!'s products and intellectual property rights to the same extent as do the laws of the United States. In addition, it is possible that Avant! may fail to sustain or increase revenue derived from international licensing and service or that the foregoing factors will seriously harm Avant!'s future international license and service revenue, and, consequently, seriously harm Avant!'s business, financial condition and results of operations.

DEPENDENCE UPON DISTRIBUTORS AND MANUFACTURER'S REPRESENTATIVES

    Avant! relies on distributors and manufacturer's representatives for the licensing and support of its products in Asia. A substantial portion of Avant!'s international license and service revenue is generated from a limited number of these representatives, although Avant! had no individual customer representing over 10% of revenue in any of the years 1994-1997, or the first nine months of 1998. In 1997, Avant! consolidated its Japanese sales channel by forming MainGate, a distributor owned by Avant!, Gerald C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer, and other parties (including other Avant! employees and former employees of Avant!'s third party distributors). Avant!'s reliance on distributors and manufacturer's representatives subjects it to a number of risks. For example, Avant!'s current distributors, manufacturer's representatives or MainGate may not choose to or be able to market, service or support Avant!'s products effectively, economic conditions or industry demand may seriously harm these or other distributors and manufacturer's representatives or these distributors, manufacturer's representatives or MainGate may devote greater resources to marketing and supporting products of Avant!'s competitors. Additionally, because Avant!'s products are used by highly skilled professional engineers, a distributor or manufacturer's representative must possess sufficient technical, marketing and sales resources in order to be effective and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of distributors or manufacturer's representatives possess such resources. Accordingly, the loss of, or a significant reduction in revenue from, one of Avant!'s distributors, manufacturer's representatives or MainGate or any other distributor or manufacturer's representative on which Avant!'s revenues may, in the future, become dependent, could seriously harm Avant!'s business, financial condition and results of operations.

RISKS ASSOCIATED WITH DOING BUSINESS IN AN INDUSTRY CHARACTERIZED BY RAPID
  TECHNOLOGICAL CHANGE

    Because the semiconductor industry has made significant technological advances recently, integrated circuit design automation companies, such as Avant!, that license software to semiconductor companies have been required to continuously develop new products and enhancements for existing products to keep pace with the evolving industry standards and rapidly changing customer requirements. The evolving nature of the integrated circuit design automation industry could render Avant!'s existing products and services obsolete. Avant!'s success will depend, in part, on its ability to:

    - Enhance its existing products and services;

    - Develop and introduce new products and services on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards; and

    - Address the increasingly sophisticated needs of its customers.

    If Avant! is unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, its business, financial condition and results of operations could be seriously harmed.

DEPENDENCE UPON SEMICONDUCTOR AND ELECTRONICS INDUSTRIES; GENERAL ECONOMIC AND
  MARKET CONDITIONS

    Avant! is dependent upon the semiconductor industry and, more generally, the electronics industry. Both of these industries are characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Segments of these industries have from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. While these industries have experienced an extended period of significant economic growth over the past few years, such economic growth may not continue, and if it does not, any downturn could be especially severe on Avant!. During such downturns, the number of new integrated circuit design projects often decreases. Because acquisitions of new licenses from Avant! are largely dependent upon the commencement of new design projects, any slowdown in these industries could seriously harm Avant!'s business, financial condition and results of operations.

LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Avant! relies on a combination of patents, trade secrets, copyrights, trademarks and contractual commitments to protect its proprietary rights in its software products. Avant! generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, a third party may still copy or otherwise obtain and use Avant!'s products or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. Avant! expects that software companies will increasingly be subject to infringement claims as the number of products and competitors in the integrated circuit design automation industry grows and the functionality of products in different industry segments overlaps. In particular, Avant!'s current litigation with Cadence involves such infringement claims. Responding to such claims, regardless of merit, could consume valuable time, result in costly litigation, cause product shipment delays or require Avant! to enter into royalty or licensing agreements. Such royalty or licensing agreements, if available, may not be available on terms acceptable to Avant!. A forced license could seriously harm Avant!'s business, financial condition and results of operations.

RISK OF PRODUCT DEFECTS

    Software products as complex as those offered by Avant! may contain defects or failures when introduced or when new versions are released. Avant! has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. Despite testing by Avant!, errors may still be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could seriously harm Avant!'s business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

    - State of Readiness

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. During 1998, Avant! undertook an evaluation of its currently supported products to determine if they are Year 2000 compliant. The results of this evaluation revealed that most currently supported products are Year 2000 compliant. Avant! intends to upgrade or replace the currently supported products not currently Year 2000 compliant with fix patch or upgrade. Any failure by Avant! to make its products Year 2000 compliant could result in:

    - A decrease in sales of our products;

    - An increase in the allocation of resources to address the Year 2000 problems of our customers without additional revenue commensurate with such dedication of resources; and

    - An increase in litigation costs relating to losses suffered by our customers due to such Year 2000 problems.

    During 1998, Avant! conducted a preliminary review of our internal computer systems to identify the systems that could be affected by the Year 2000 issue and to develop a plan to resolve the issue. Avant! has adopted SAP R/3 software as an enterprise system managing its financial and logistical operations in the United States. SAP R/3 software has been certified by SAP as Year 2000 compliant. Some other third party software systems and applications currently used by Avant!, however, are not Year 2000 compliant. Avant! intends to stop using these software products or upgrade or replace them as part of Avant!'s growth plans. Avant! only performs Year 2000 compliance testing on its critical internal support systems. Inoperability related to Year 2000 problems of internal systems that are certified Year 2000 compliant by the vendor and not tested by Avant! could seriously harm Avant!'s operational efficiency. Avant! is also currently engaged in setting up a plan to make our European accounting system, currently not on SAP, Year 2000 compliant. Our failure to complete such work prior to December 31, 1999 could seriously harm our business, financial condition and results of operations. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by Avant!, which could seriously harm Avant!'s business, operating results and financial condition.

    - Costs

    Avant! does not have a project tracking system that tracks the cost and time that its own internal employees spend on the Year 2000 project. Based on Avant!'s assessment, the costs incurred to date have had no material impact on Avant!'s results of operations. Avant! expects that costs directly related to Year

2000 compliance in excess of normal upgrade and maintenance costs will not exceed approximately $250,000 for both costs incurred to date and future costs.

    - Contingency Plans

    Avant! does not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrences. Upon completion of testing and implementation activities, Avant! will be able to assess the areas requiring contingency planning and expects to develop appropriate planning at that time. Any failure of Avant! to address any unforeseen Year 2000 problems would seriously harm Avant!'s business, financial condition and results of operations.

                           FORWARD LOOKING STATEMENTS

    This prospectus, including the documents incorporated by reference herein, contains forward-looking statements. Statements contained in this prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27 of the Securities Act and Section 21 of the Exchange Act, including without limitation statements regarding Avant!'s expectations, beliefs, intentions or strategies regarding the future. Avant! believes that all forward looking statements included in this document comply with the requirements of the Securities Act and the Exchange Act. All forward-looking statements included in this document are based on information available to Avant! on the date hereof, and Avant! assumes no obligation to update any such forward-looking statements. A forward-looking statement involves a prediction, the accuracy of which is subject to risks and uncertainties. Avant!'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under "Risk Factors." You should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

                                USE OF PROCEEDS

    All net proceeds from the sale of the Avant! common stock will go to the stockholders who offer and sell their shares. Accordingly, Avant! will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information, as of January 12, 1999, with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution." Based upon 33,183,951 shares of common stock outstanding on January 12, 1999, Eliezer Sternheim is the only selling stockholder that owns more than 1% of the outstanding stock of Avant!.

    The shares being offered by the selling stockholders were acquired from Avant! in Avant!'s acquisition of interHDL, Inc. pursuant to an Agreement and Plan of Reorganization dated November 4, 1998, as amended on November 12, 1998. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. The selling stockholders represented to Avant! that they were acquiring the shares for investment and with no present intention of distributing the shares.

    Avant! has filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on The Nasdaq National Market or in privately-negotiated transactions. Avant! has agreed to use its best efforts to keep such Registration Statement effective until November 13, 1999 or, if earlier, the date that all shares have been sold.

    The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
IRA ABRAMOV ......................................   1,907           1,907          0
  575 South Rengstorff Avenue #176
  Mountain View, California 94040

OFER ACHLER ......................................     572             572          0
  3168 South Court
  Palo Alto, California 94306

RENEE ANDERSON ...................................   5,085           5,085          0
  707 Continental Circle #311
  Mountain View, California 94040

SANJAY BAJAJ .....................................   8,104           8,104          0
  548 Firloch Avenue #1
  Sunnyvale, California 94086

SUDHINDAR BALAKRISHNA ............................   3,016           3,016          0
  175 Calvert Drive #R-202
  Cupertino, California 95014

RICHARD ALLAN & SANDRA RAE BOSENKO LIVING           145,765        145,765          0
  TRUST ..........................................
  701 SE Columbia Shores Blvd. #320
  Vancouver, Washington 98661

JUSTINE W. CHEN ..................................   1,033           1,033          0
  6618 Mt. Holly Drive
  San Jose, California 95120

LILI A. CLAY .....................................     516             516          0
  510 Walker Drive #7
  Mountain View, California 94043

PAUL COLWILL .....................................   2,582           2,582          0
  1550 Majorca Drive
  Morgan Hill, California 95037

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
ALAIN DARGELAS ...................................   5,681           5,681          0
  1957 California Street #23
  Mountain View, California 94040

DENNIS DECOSTE ...................................  47,675          47,675          0
  220 Wavecrest Avenue
  Santa Cruz, California 95060

RODNEY SCOTT DIXON ...............................   9,455           9,455          0
  22465 Linda Ann Court
  Cupertino, California 95014

WILLIAM A. DUKE ..................................   9,026           9,026          0
  1711 Santa Lucia Avenue
  San Bruno, California 94066

BRUCE EASTMAN ....................................  45,768          45,768          0
  1070 Bryant Avenue
  Mountain View, California 94040

ANTHONY H. FRANCOIS ..............................   2,244           2,244          0
  1081 Sargent Drive
  Sunnyvale, California 94087

DILIP GANPULE ....................................   6,674           6,674          0
  1655 Alexander Court
  Los Altos, California 94024

SAEID GHAFOURI ...................................  146,839        146,839          0
  1304 Tiffany Canyon Court
  San Jose, California 95120

CLAUDE B. HAGOPIAN ...............................     834             834          0
  505 Cypress Point Drive #301
  Mountain View, California 94043

TYEE HARPSTER ....................................     178             178          0
  680 Manzanita Way
  Woodside, California 94062

ANLING HSU .......................................     953             953          0
  1275 Portland Avenue
  Los Altos, California 94024

JYH-HUEI HUANG ...................................     381             381          0
  281 West Meadow Drive
  Palo Alto, California 94306

LAURIE ISAACSON ..................................  15,256          15,256          0
  P.O. Box 20670
  Castro Valley, California 94546

KEVIN JORGENSEN ..................................  23,837          23,837          0
  6587 Winterset Way
  San Jose, California 95120

DANIEL J. KOCHER .................................   9,535           9,535          0
  1272 Sharon Park Drive
  Menlo Park, California 94025

MEIR LEVINGER ....................................   5,721           5,721          0
  575 South Rengstorff Avenue Apt. #113
  Mountain View, California 94040

YAN LIN ..........................................   1,907           1,907          0
  427 Acalanes Drive Apt. 6
  Sunnyvale, California 94086

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
RUBEN MAGANAS ....................................     953             953          0
  550 Piercy Road
  San Jose, California 94306

MEIRAV NITZAN ....................................   3,814           3,814          0
  575 South Rengstorff Avenue #148
  Mountain View, California 94040

DAN Z. PERI ......................................   7,469           7,469          0
  3418 South Court
  Palo Alto, California 94306

ARUN RAMACHANDRAN ................................  41,163          41,163          0
  7525 Heatherwood Drive
  Cupertino, California 95014

MARISSA REIS .....................................   3,814           3,814          0
  676 Bellflower #38
  Sunnyvale, California 94086

BEN RENDEL .......................................   2,860           2,860          0
  22 Tel Chai Str
  Ranana 43405
  Israel

RONALD A. ROHRER .................................  19,070          19,070          0
  2310 Vintage Hill Drive
  Durham, North Carolina 27712

MICHELLE ROSENBERG ...............................   1,787           1,787          0
  1039L El Monte Avenue #232
  Mountain View, California 94040

STEVEN E. SCHER ..................................   1,986           1,986          0
  137 Dartmouth Drive #4
  San Mateo, California 94402

BEN SHELEF .......................................     953             953          0
  19046 Laurel Drive
  Los Gatos, California 95033

RAJVIR SINGH .....................................  157,407        157,407          0
  1055 Fremont Avenue
  Los Altos, California 94024

SWADESH SINGH ....................................      47              47          0
  1055 Fremont Avenue
  Los Altos, California 94024

DANIEL C. SKILKEN ................................   1,907           1,907          0
  17960 Andrews Street
  Monte Sereno, California 95030

JEFFREY L. SOBIERAJ ..............................   5,244           5,244          0
  36 Via Di Nola
  Laguna Niguel, California 92677

WARREN STAPLETON .................................  31,465          31,465          0
  15935 Camino Del Cerro
  Los Gatos, California 95032

WARREN STAPLETON AND PAMELA STAPLETON ............   7,866           7,866          0
  15935 Camino Del Cerro
  Los Gatos, California 95032

                                                    NUMBER OF                  NUMBER OF
                                                     SHARES                      SHARES
                                                    BENEFICIALLY               BENEFICIALLY
                                                      OWNED      NUMBER OF       OWNED
                                                    PRIOR TO      SHARES       AFTER THE
NAME AND ADDRESS OF SELLING STOCKHOLDERS            OFFERING   BEING OFFERED    OFFERING
--------------------------------------------------  ---------  -------------   ----------
ELIEZER STERNHEIM ................................  345,326        345,326          0
  3489 South Court Street
  Palo Alto, California 94306

YONA STERNHEIM ...................................      47              47          0
  3489 South Court Street
  Palo Alto, California 94306

LEK TAYLOR .......................................   2,065           2,065          0
  2305 Old Post Way
  San Jose, California 95132

PETER S. TESHIMA .................................  41,080          41,080          0
  2947 Shannon Court
  Santa Clara, California 95051

ASHWATH THIRUMALAI ...............................   2,065           2,065          0
  100 North Whisman Road, #230
  Mountain View, California 94043

TRICONT ASSOCIATES, LTD. .........................  68,652          68,652          0
  P.O. Box 3412
  Jerusalem, Israel 91033

JEFFREY M. WEINBERG ..............................   4,628           4,628          0
  1239 Sabal Drive
  San Jose, California 95132

JEFFREY M. WEINBERG & MELINDA L. WEINBERG ........   2,840           2,840          0
  1239 Sabal Drive
  San Jose, California 95132

VANCE WILLIAM ....................................     953             953          0
  1402 East San Fernando Street
  San Jose, California 95116
                                                    ---------  -------------        -

  TOTALS..........................................  1,256,005    1,256,005          0
                                                    ---------  -------------        -
                                                    ---------  -------------        -

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be sold by the selling stockholders at various times in one or more of the following transactions:

    - in the over-the-counter market;

    - on The Nasdaq National Market;

    - in privately negotiated transactions; or

    - in a combination of any of the above transactions.

    The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

    The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of Avant! consists of 75,000,000 shares of common stock, and 5,000,000 shares of preferred stock, $.0001 par value. As of January 12, 1999, there were 33,183,951 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

COMMON STOCK

    Holders of shares of Avant! common stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to the preferences that may be applicable to any outstanding preferred stock, holders of Avant! common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Avant! Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Avant!, holders of Avant! common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of Avant! common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of Avant! common stock are fully paid and nonassessable.

PREFERRED STOCK

    Avant!'s Certificate of Incorporation authorizes 5,000,000 shares of preferred stock. The Avant! Board of Directors has the authority to cause Avant! to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. In connection with the Rights Agreement (described below), Avant! has authorized a series of 75,000 shares of preferred stock designated Series A Junior Participating Preferred Stock. For a description of the terms of the Series A Junior Participating Preferred Stock, see "--Antitakeover Effects of Rights Plan, Provisions of the Certificate of Incorporation, Bylaws and Delaware Law; Preferred Stock Rights Plan." The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Avant! without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Avant! common stock. In certain circumstances, this could have the effect of decreasing the market price of the Avant! common stock. At present, Avant! has no plans to issue any of the preferred stock.

ANTITAKEOVER EFFECTS OF RIGHTS PLAN, PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    PREFERRED STOCK RIGHTS PLAN

    On September 4, 1998, our Board of Directors declared a dividend of one preferred share purchase right for each share of common stock outstanding on October 2, 1998. Each preferred share purchase right entitles the registered holder to purchase from Avant! one one-thousandth of a share of Series A Junior Participating Preferred Stock of Avant! at a price of $100.00 per one one-thousandth of a preferred share, subject to adjustment. The description and terms of the preferred share purchase rights are set forth in a Rights Agreement between Avant! and Harris Trust Company of California, as Rights Agent.

    Until the earlier to occur of (a) the tenth day after the public announcement or public disclosure of a flip in event (as described below) or (b) ten business days (or such later date as may be determined by action of the Board of Directors prior to a flip in event) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in a flip in event, the preferred share purchase rights will be transferred with and only with the common stock. The earliest to occur of these events is defined in the Rights Agreement as a Distribution Date.

    A flip in event will result if a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or, in the case of (a) a Grandfathered Stockholder, as defined in the Rights Agreement, other than a Second Tier Grandfathered Stockholder, as defined in the Rights Agreement, 20%, or (b) a Second Tier Grandfathered Stockholder, the greater of 15% or such percentage as is beneficially owned by each Amerindo Holder, as defined in the Rights Agreement, plus 1%, or more of the outstanding common stock. A person or group of affiliated or associated persons that has acquired the amounts of common stock referred to in this paragraph is an Acquiring Person.

    As soon as practicable following the Distribution Date, separate certificates evidencing the preferred share purchase rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and the certificates representing the preferred share purchase rights alone will evidence the preferred share purchase rights.

    The preferred share purchase rights are not exercisable until the Distribution Date. The preferred share purchase rights will expire on September 4, 2008, unless the expiration date is extended or unless the preferred share purchase rights are earlier redeemed by Avant!.

    The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution from certain transactions and in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

    The preferred shares' dividend, liquidation and voting rights are structured so that the value of the one one-thousandth interest in a preferred share purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.

    From and after the occurrence of a flip in event, if the preferred share purchase rights are or were at any time on or after the earlier of (a) the date of such event and (b) the Distribution Date acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person, such preferred share purchase rights shall become void, and any holder of such preferred share purchase rights shall thereafter have no right to exercise such preferred share purchase rights.

    After a flip in event, each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the preferred share purchase right. If Avant! does not have a sufficient number of shares of common stock to satisfy such obligation to issue common stock, or if the Board of Directors so elects, Avant! shall deliver upon payment of the exercise price of a preferred share purchase right an amount of cash or securities equivalent in value to the common stock issuable upon exercise of a preferred share purchase right. If Avant! fails to meet such obligation within 30 days following a flip in event, Avant! must deliver, upon exercise of a preferred share purchase right but without requiring payment of the exercise price then in effect, common stock (to the extent available) and cash equal in value to the difference between the value of the common stock otherwise issuable upon the exercise of a preferred share purchase right and the exercise price then in effect.

    In the event that, at any time after an entity becomes an Acquiring Person, Avant! is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the preferred share purchase right.

    At any time after a flip in event and prior to the acquisition by any person or group of a majority of the outstanding shares of common stock, the Board of Directors of Avant! may exchange the preferred share purchase rights (other than preferred share purchase rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per preferred share purchase right (subject to adjustment).

    At any time prior to a flip in event the Board of Directors of Avant! may redeem the preferred share purchase rights in whole, but not in part, at a price of $0.01 per right. Immediately upon any redemption of the rights, the right to exercise the preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

    The terms of the preferred share purchase rights may be amended by the Board of Directors of Avant! without the consent of the holders of the preferred share purchase rights, except that from and after a flip in event no such amendment may adversely affect the interests of the holders of the preferred share purchase rights (other than the Acquiring Person).

    Until a preferred share purchase right is exercised, the holder thereof, as such, will have no rights as a stockholder of Avant!, including, without limitation, the right to vote or to receive dividends.

    The preferred share purchase rights have certain anti-takeover effects. The preferred share purchase rights will cause substantial dilution to a person or group that attempts to acquire Avant! without conditioning the offer on the preferred share purchase rights being redeemed. However, the preferred share purchase rights should not interfere with any tender offer or merger approved by Avant! because the preferred share purchase rights may be redeemed by the Board of Directors at any time prior to such time as any entity becomes an Acquiring Person.

    CERTIFICATE OF INCORPORATION AND BYLAWS

    Avant!'s Certificate of Incorporation provides that all stockholder action must be effected at a duly called meeting and not by a consent in writing. In addition, Avant!'s Amended and Restated Bylaws do not permit stockholders of Avant! to call a special meeting of stockholders and also require stockholders to give timely prior notice for director nominations or other business that a stockholder wishes to properly bring before a meeting of stockholders. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Avant!. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Avant! Board of Directors and in the policies formulated by the Avant! Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of

Avant!. In addition, these provisions are designed to reduce the vulnerability of Avant! to an unsolicited acquisition proposal and are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Avant!'s shares and, as a consequence, they also may inhibit fluctuations in the market price of Avant!'s shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of Avant!.

    DELAWARE ANTITAKEOVER STATUTE

    Avant! is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include: (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for Avant! by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

    The consolidated balance sheets of Avant! and its subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997 incorporated in this prospectus by reference from Avant!'s June 11, 1998 Current Report on Form 8-K/A are incorporated herein by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Technology Modeling Associates, Inc. as of December 31, 1996 incorporated in this prospectus by reference from Avant!'s June 11, 1998 Current Report on Form 8-K/A are incorporated by reference in reliance upon the reports of Arthur Andersen LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    1.  Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    2. Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    3. Current Reports on Form 8-K dated January 30, 1998, September 18, 1998, November 19, 1998 and December 22, 1998;

    4.  Current Report on Form 8-K/A dated June 11, 1998; and

    5. The description of Avant!'s Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 12, 1995.

    You may request a copy of these filings, at no cost, by writing our Investor Relations organization at the following address:

                               Avant! Corporation
                             46871 Bayside Parkway
                           Fremont, California 94538
                            Attn: Investor Relations

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                1,256,005 SHARES
                               AVANT! CORPORATION
                                  COMMON STOCK

                               ------------------

                                JANUARY   , 1999

                            ------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee............  $ 6,023.17
Legal Fees and Expenses........................................  150,000.00
Accounting Fees and Expenses...................................   50,000.00
Transfer Agent and Registrar Fees..............................    2,500.00
Miscellaneous..................................................    1,476.83
                                                                 ----------
  Total........................................................  $210,000.00
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    In accordance with the DGCL, Avant!'s Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of Avant! for violations of their fiduciary duty as a director. This provision eliminates each director's liability to Avant! or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Avant! or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Article XI of Avant!'s Certificate and Article VII, Section 6 of Avant!'s Bylaws provide for indemnification of the officers and directors of Avant! to the fullest extent permitted by applicable law.

    Avant! has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

    The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

    (a) Exhibits

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and of Reorganization dated November 4, 1998, as amended on November 12, 1998, by and among the Company, Artemis Merger Corporation and interHDL, Inc. (1)

       3.1   Amended and Restated Certificate of Incorporation, as amended to date.

       3.2   Amended and Restated Bylaws. (2)

       3.3   Certificate of Designation. (3)

       4.1*  Registration Rights Agreement, dated November 13, 1998.

       4.2   Specimen Common Stock Certificate. (4)

       4.3   Rights Agreement, dated September 4, 1998 between the Company and Harris Trust Company of California.
             (3)

       5.1*  Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

      23.1   Consent of KPMG LLP.

      23.2*  Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

      23.3   Consent of Arthur Andersen LLP.

      24.1   Power of Attorney (reference is made to the signature page of this Registration Statement).

------------------------

 *  Previously filed

(1) Incorporated by reference from the Company's Registration Statement on Form 8-K filed with the SEC on November 19, 1998.

(2) Incorporated by reference from the Company's Registration Statement on Form 8-K filed with the SEC on September 18, 1998.

(3) Incorporated by reference from the Company's Registration Statement on Form 8-A filed with the SEC on September 18, 1998.

(4) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-91128) as declared effective on June 6, 1995.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 22nd day of January, 1999.

                              AVANT! CORPORATION

                              By:          /s/ GERALD C. HSU
                                     ------------------------------
                                             Gerald C. Hsu
                                         CHAIRMAN OF THE BOARD,
                                     PRESIDENT AND CHIEF EXECUTIVE
                                                OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Gerald C. Hsu and Charles
L. St. Clair, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable Avant! Corporation, a Delaware corporation, to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                     DATE
------------------------------  ---------------------------  --------------------

      /s/ GERALD C. HSU         Chairman of the Board,
------------------------------    President and Chief          January 22, 1999
        Gerald C. Hsu             Executive Officer

                                Head of Finance and
      /s/ PETER TESHIMA           Administration (Principal
------------------------------    Financial and Accounting     January 22, 1999
        Peter Teshima             Officer)

          SIGNATURE                        TITLE                     DATE
------------------------------  ---------------------------  --------------------

      /s/ ERIC A. BRILL
------------------------------           Director              January 22, 1999
        Eric A. Brill

   /s/ CHARLES L. ST. CLAIR
------------------------------           Director              January 22, 1999
     Charles L. St. Clair

     /s/ MONYUKI CHIMURA
------------------------------           Director              January 22, 1999
       Monyuki Chimura

        /s/ DAN TAYLOR
------------------------------           Director              January 22, 1999
          Dan Taylor